Solicitation Script

MML American Funds International Fund

Adjourned Meeting Date: July 28, 2022

Adjournment Outbound Greeting:

Good day, may I please speak with Mr./Ms. <full name as it appears on registration>?

Hi Mr. /Ms. <Shareholder’s Last Name>, my name is <Agent Name> and I am a MassMutual <title>calling regarding your current investment with MassMutual Funds.

The MassMutual Funds are currently going through a proxy vote and due to the lack of shareholder participation, the special Meeting of Shareholders has been adjourned to July 28, 2022. In the upcoming days, we will be resending the proxy to you via overnight delivery and I want you to be aware it will be coming.

Offer to Review Proposal:

Would you like me to review the proposal with you? <If yes, read text below.>

With respect to the proposal to close the MML American Funds International Fund, we are asking you to vote your proxy, which will be resent to you by overnight mail. The Board is proposing to liquidate this Fund due to poor relative performance and a relatively low asset base. The Special Meeting of Shareholders has been adjourned until July 28, 2022 in order to provide shareholders with more time to vote their proxies.

Mr./Ms. <Shareholder’s Last Name>, your vote is important, and your time is appreciated. Thank you and have a good <day, evening, night>.

If Not Interested:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today and have a wonderful day/evening.

1 | Page

Solicitation Script

MML Large Cap Growth Fund

Adjourned Meeting Date: July 28, 2022

Adjournment Outbound Greeting:

Good day, may I please speak with Mr./Ms. <full name as it appears on registration>?

Hi Mr. /Ms. <Shareholder’s Last Name>, my name is <Agent Name> and I am a MassMutual <title> calling regarding your current investment with MassMutual Funds. The MassMutual Funds are currently going through a proxy vote and due to the lack of shareholder participation, the special Meeting of Shareholders has been adjourned to July 28, 2022. In the upcoming days, we will be resending the proxy to you via overnight delivery and I want you to be aware it will be coming.

Offer to Review Proposal:

Would you like me to review the proposal with you? <If yes, read text below.>

With respect to the proposal to change the diversification status of the MML Large Cap Growth Fund, we are asking you to vote your proxy, which will be resent to you by overnight mail. The Board has agreed with Management’s proposal to change the Fund’s diversification status from diversified to non-diversified. This is due to the Fund’s benchmark index becoming more concentrated in its top holdings over recent years. Allowing the Fund to move to a non-diversified status would allow the portfolio manager to invest in a similarly concentrated fashion as the benchmark index. The Special Meeting of Shareholders has been adjourned until July 28, 2022 in order to provide shareholders with more time to vote their proxies.

Mr./Ms. <Shareholder’s Last Name>, your vote is important, and your time is appreciated. Thank you and have a good <day, evening, night>.

If Not Interested:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today and have a wonderful day/evening.

1 | Page